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                                                                   EXHIBIT 10.14

January 12, 1998

Mr. Eric Stonestrom
1408 Carroll Brown Way
West Chester, PA  19382

Dear Eric:

Per our discussion, I would like to confirm our intent relative to your position and compensation. In the event our deal with DSC is executed, we intend to offer you the position of Executive Vice President and Chief Operating Officer. Initially, you would report to me while I am Chairman and acting CEO.

Your base salary will be $180,000 per year. In addition, you will be offered a bonus which for 1998 will pay you an additional $50,000 for achieving $4 million in Gross Profit. Gross Profit is defined as profit after deducting sales commissions and discounts, material, labor, manufacturing overhead and all variances from revenue. Thereafter, for each $400,000 in Gross Profit, you will be paid a bonus of $10,000. You will also receive during your stay overseas an additional $50,000 per annum as full adjustment for redundant taxation. In addition to this cash compensation, you will be provided the option to purchase up to 1,000,000 shares of common stock or approximately 2% of the outstanding and allocated stock at closing at a price of ten cents per share. Twenty-five percent of this option will vest after the first full year. The remaining 75% will vest in equal monthly increments over the following three years.

In the unlikely event that your employment terminates involuntarily in the first year, you will receive six months of your base salary as severance and will automatically vest 250,000 shares Beyond the first year, a six-month severance payment of base salary will apply, but there will be no acceleration of vesting beyond what has been earned.

Health and medical benefits will be provided consistent with those provided by similar companies in the United States.

Eric, I am personally looking forward to working with you. I am excited about the challenge, the fun and the rewards in making Airspan Communications Corporation a huge triumph.

Sincerely,

/s/ Thomas Huseby

Tom Huseby


                                       AGREED: /s/ Eric Stonestrom
                                              ----------------------------------
                                       DATE: 1-12-98
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May 12, 1998

Mr. Eric Stonestrom
Airspan Communications Corporation
5 New Square
Feltham, Middlesex
United Kingdom

Dear Eric,

The Board is pleased to welcome you as a member and congratulates you on your promotion to President and Chief Executive Officer of Airspan Communications Corporation. Effective May 12, 1998 your new base salary is $210,000 per year. In addition, you will have the option to purchase an additional 500,000 shares of common stock under the terms and conditions in the Airspan Employee Stock Option Plan currently being drafted.

In the short time since the acquisition you have earned the Board's support and respect. There is great confidence that your leadership capabilities will form the foundation for Airspan's successful future.

Sincerely,

/s/ Thomas Huseby

Thomas S. Huseby
Director